Exhibit 99.1

News Release

CONTACT:	Thor Erickson – Investor Relations	+1 (678) 260-3110
Fred Roselli – Media Relations+1 (678) 260-3421

COCA-COLA ENTERPRISES, INC. MAILS

LITIGATION SETTLEMENT NOTICE TO SHAREHOLDERS

ATLANTA, April 22, 2011 – Coca-Cola Enterprises, Inc. (NYSE: CCE) today mailed notice regarding the proposed settlement of a series of class action lawsuits related to the transactions announced on February 25, 2010 between CCE and The Coca-Cola Company to the class members.

The class consists of all record and beneficial holders of legacy CCE common stock who held the stock at any time between February 25, 2010 and October 2, 2010, excluding Defendants and any entity controlled by a Defendant. As set forth in the notice, the final settlement hearing will be held on June 8, 2011, at 10:00 a.m. E.T. in the Fulton County Superior Court, 136 Pryor Street, S.W., Suite C-956, Atlanta, Georgia 30303. The notice contains further details about this litigation and the proposed settlement, including procedures for objecting to the terms of the proposed settlement.

Any member of the class who has not received a notice may obtain a copy by contacting CCE Securities Litigation, P.O. Box 3518, Portland, Oregon 97208-3518 or by visiting the website www.CCEShareholderSettlement.com.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. For more information about our company, please visit our website at www.cokecce.com.

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